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                                (Amendment No. 1)

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                               VECTREN CORPORATION
                (Name Of Registrant As Specified In Its Charter)
                   (Name of Person(s) Filing Proxy Statement)

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
                                                              March 22, 2002



To:      Vectren Corporation Shareholders

Re:      April 24, 2002 Annual Shareholders Meeting



Dear Shareholders:

         On March 15, 2002, we mailed to you the Annual Report, Notice of Annual Meeting, Proxy Statement and Proxy Card relating to our Annual Shareholders Meeting to be held on April 24, 2002. Among the items to be acted upon at the meeting is the ratification of the Audit committee's February 27, 2002 appointment of Arthur Andersen, LLP ("Andersen") as the Company's independent public accountants for 2002. As we indicated in our Proxy Statement, when Andersen was appointed the Audit committee reserved the authority to later select a different firm if the committee concluded that would be in the best interests of the Company and our shareholders.

         Since February 27, 2002, and the finalization and mailing of our annual shareholders meeting materials, there have been significant developments regarding Andersen and its past relationship with Enron Corporation. Since the inception of the public reporting of these developments, the Audit committee and the entire board of directors, as well as management, have continuously monitored this situation. In light of all these developments, management recommended to the Audit committee that Andersen be replaced as the independent accountants, with the expectation that this would occur upon the completion of Andersen's efforts with respect to the review of the financial results for the first quarter of 2002. On March 22, 2002, the Audit committee met and unanimously decided to replace Andersen and directed management to immediately begin the process of contacting potential replacement firms. The selection of the replacement firm will be made by the Audit committee and will be communicated publicly after that occurs.

         In addition, we are notifying the Securities and Exchange Commission ("SEC") of this decision, including that there have been no disagreements with Andersen on any matter of accounting principles or practices, disclosure, or auditing scope. Also, there have been no events that are reportable under the SEC's rules. Finally, for the last two fiscal years Andersen's reports on our financial statements did not contain an adverse or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

         In light of the Audit committee's decision to replace Andersen, Item 2 of the action items on your Proxy Card is now moot. Accordingly, that item will not be acted upon at our Annual Meeting and you need not vote on Item 2 when completing and returning your Proxy Card.

         On behalf of our board of directors, management and employees, we sincerely appreciate your continued support.

                                      Respectfully,

                                       /s/ Niel C. Ellerbrook
                                       Niel C. Ellerbrook
                                       Chairman and Chief Executive Officer

Press Release
Vectren Corporation to Replace Arthur Andersen as Independent Accountants

EVANSVILLE, Ind., March 22 -- Today, the audit committee of the Board of Directors of Vectren Corporation (NYSE: VVC) decided to replace Arthur Andersen, LLP as the company's independent public accountants upon selection of another firm. The audit committee has initiated the process for identifying and selecting a replacement firm. Pending that selection, the company expects to continue to use Andersen on a transitional basis, which will likely extend through the conclusion of the review of the financial results for the first quarter of 2002.

On February 27, 2002, the audit committee selected Andersen as the independent accountants for the company and its subsidiaries for 2002. That decision was subject to ratification by the company's shareholders at the April 24, 2002, annual meeting of shareholders. When making that decision, the audit committee retained the authority to later replace Andersen if the committee concluded that action was in the best interest of the company and its shareholders. Since that time there have been a number of developments regarding Andersen and its former relationship with Enron Corporation and, based upon an assessment of those developments, management recommended to the audit committee that the February 27, 2002 decision to select Andersen be reconsidered. At a meeting held today, the audit committee unanimously decided to replace Andersen. The company is also advising its shareholders and the Securities and Exchange Commission that the ratification of Andersen will not be acted upon at the annual shareholders meeting.

Vectren Corporation (NYSE: VVC) is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to nearly one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the surrounding region. These include gas marketing and related services; coal production and sales; utility infrastructure services; and broadband communication services. To learn more about Vectren, visit www.vectren.com.